Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Occidental Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-83124) on Form S-8 of Occidental Petroleum Corporation and the Occidental Petroleum Corporation Savings Plan of our report dated May 21, 2004, with respect to the statements of net assets available for benefits as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended and supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of the Occidental Petroleum Corporation Savings Plan.


                                    By  s:/KPMG LLP/
                                        ----------------------------------------


Los Angeles, California
June 23, 2004


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